                                                                  SUPPLEMENT (a)
                                COTTER & COMPANY
                           2740 North Clybourn Avenue
                            Chicago, Illinois  60614



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 5, 1994





TO THE STOCKHOLDERS OF COTTER & COMPANY:

The Annual Meeting of Stockholders of COTTER & COMPANY, a Delaware Corporation, will be held at its Distribution Center located at 14900 U.S. Highway 71, Kansas City, Missouri 64147, on Tuesday, April 5, 1994, at the hour of 10:00 in the morning, local time, for the following purposes:

       1. To elect five Directors to serve for a term of three years and until the election and qualification of their respective successors;

       2. To approve the appointment of Ernst & Young, independent public accountants, as auditors of the Company for fiscal year 1994; and

       3. To consider and act upon such further business as may properly come before the meeting or any adjournments thereof.


Election of Directors. The Nominating Committee and the Board of Directors have nominated for election five (5) nominees listed below, each to hold office for a term of three (3) years and until his successor is elected and qualified:

              William M. Claypool, III                      Lewis W. Moore
              Jerrald T. Kabelin                            Robert G. Waters
              Robert J. Ladner


The shares represented by the Proxy solicited by the Board of Directors will be voted in favor of the election of the above-named nominees unless authority is expressly withheld.

The Board of Directors knows of no reason why any nominee for director will be unable to serve if elected. If any nominee shall become unavailable for election, it is intended that such shares shall be voted for the election of a substitute nominee selected by the persons named in the enclosed Proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES PRESENTED.

Appointment of Independent Public Accountants. The Board recommends that you vote FOR the approval of the appointment of Ernst & Young, independent public accountants, as auditors for the Company for the fiscal year ending December 31, 1994. The Proxy solicited by the Board will be voted in favor of the approval of Ernst & Young to serve as auditors for the Company for fiscal year 1994 unless a contrary decision is made by the Stockholders.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS FOR THE COMPANY FOR FISCAL YEAR 1994.


Only holders of record of the Class A Stock of the Company at the close of business on February 26, 1994, will be entitled to notice of and to vote at said meeting. The Proxy solicited by the Board will be voted in favor of all proposals unless a contrary decision is made by the Stockholders, and of all other matters to come before the meeting, or any adjournments thereof, in the discretion of the Proxies therein.



STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON ARE ASKED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO THE COMPANY IN THE ENCLOSED, STAMPED ENVELOPE, ADDRESSED TO COTTER & COMPANY, P.O. BOX 7931, ELK GROVE VILLAGE, IL 60009-9921.



                             YOUR VOTE IS IMPORTANT

                     YOU ARE URGED TO SIGN, DATE, AND RETURN YOUR PROXY WITHOUT DELAY, TO INSURE ITS ARRIVAL IN TIME FOR THE MEETING. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING.




                                              By Order of the Board of Directors



                                                     /s/  KERRY J. KIRBY
                                                     -----------------------
                                                          Kerry J. Kirby
                                                            Secretary


Chicago, Illinois
Date of Mailing:  March 7, 1994